Exhibit 99.1

Abeona Therapeutics Further Strengthens Board with Appointment of Two New Independent Directors

NEW YORK and CLEVELAND, Jun. 17, 2020 – Abeona Therapeutics Inc. (Nasdaq: ABEO), a fully-integrated leader in gene and cell therapy, today announced Board of Director appointments that strengthen and expand the Company’s leadership. George Migausky and Paul Mann were appointed as independent directors, effective June 17, 2020. In addition to their Board service, Mr. Migausky will serve as Chairman of the Company’s Audit Committee and Mr. Mann will serve as a member of the Audit Committee.

“George and Paul are highly regarded professionals with substantial financial management, operational, business development and capital raising experience in the biotechnology industry, bringing essential knowledge and expertise to Abeona,” said Brian Pereira, M.D., Executive Chairman of Abeona. “The addition of George and Paul complements the skills and experiences of Abeona’s existing Board members and leadership team, and we are confident that they will provide valuable perspective and guidance as we continue to advance our gene and cell therapies aimed at addressing urgent unmet needs.”

Mr. Migausky brings more than 30 years of experience in senior financial management to Abeona’s Board, having served as Chief Financial Officer (CFO) of several public biopharmaceutical and clinical diagnostic companies. Most recently, Mr. Migausky served as interim CFO of Ocular Therapeutix, Inc. and previously served as Executive Vice President and CFO of Dyax Corp. for eight years through its acquisition by Shire plc for $6.4 billion. Mr. Migausky’s previous roles include CFO of Wellstat Management Company, as well as CFO at IGEN International and BioVeris Corporation through their respective acquisitions by F. Hoffman LaRoche, and Manager, Emerging Business Services at Deloitte & Touche. Mr. Migausky currently serves on the Board of Directors and Chair of the Audit Committee at Immunovant, Inc., is an independent member of the Board of Directors at Hyperion Catalysis International, and a trustee for the Massachusetts Eye and Ear Institute. He received his MBA from Babson College and his BS from Boston College.

Mr. Mann has over 20 years of experience in the financial and biotechnology industries. Most recently, he served as CFO at PolarityTE, Inc., a biotechnology and regenerative biomaterials company, where he was responsible for all financial operations. Prior to that, Mr. Mann was the Healthcare Portfolio Manager at Highbridge Capital Management and has held positions with Soros Fund Management, UBS Investment Group, Morgan Stanley and Deutsche Bank. Mr. Mann began his career as a scientist at Procter and Gamble and is named as an inventor on patents for skincare compounds and technologies. Mr. Mann has an MA (Cantab) and an MEng from Cambridge University where he studied Natural Sciences and Chemical Engineering.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a clinical-stage biopharmaceutical company developing gene and cell therapies for serious diseases. Abeona’s clinical programs include EB-101, its autologous, gene-corrected cell therapy for recessive dystrophic epidermolysis bullosa in Phase 3 development, as well as ABO-102 and ABO-101, novel AAV-based gene therapies for Sanfilippo syndrome types A and B (MPS IIIA and MPS IIIB), respectively, in Phase 1/2 development. The Company’s portfolio of AAV-based gene therapies also features ABO-202 and ABO-201 for CLN1 disease and CLN3 disease, respectively. Abeona’s library of novel, next-generation AIM™ capsids have shown potential to improve tropism profiles for a variety of devastating diseases. Abeona’s fully functional, gene and cell therapy GMP manufacturing facility produces EB-101 for the pivotal Phase 3 VIITALTM study and is capable of clinical and commercial production of AAV gene therapies. For more information, visit www.abeonatherapeutics.com.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. These statements include statements about the Company’s clinical trials and its products and product candidates, future regulatory interactions with regulatory authorities, as well as the Company’s goals and objectives. We have attempted to identify forward looking statements by such terminology as “may,” “will,” “believe,” “estimate,” “expect,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to the potential impacts of the COVID-19 pandemic on our business, operations, and financial condition, continued interest in our rare disease portfolio, our ability to enroll patients in clinical trials, the outcome of any future meetings with the U.S. Food and Drug Administration or other regulatory agencies, the impact of competition, the ability to secure licenses for any technology that may be necessary to commercialize our products, the ability to achieve or obtain necessary regulatory approvals, the impact of changes in the financial markets and global economic conditions, risks associated with data analysis and reporting, and other risks as may be detailed from time to time in the Company’s Annual Reports on Form 10-K and quarterly reports on Form 10-Q and other periodic reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise the forward-looking statements or to update them to reflect events or circumstances occurring after the date of this presentation, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Investor Contact:

Greg Gin
VP, Investor Relations
Abeona Therapeutics
+1 (646) 813-4709

ggin@abeonatherapeutics.com

Media Contact:

Scott Santiamo
Director, Corporate Communications
Abeona Therapeutics
+1 (718) 344-5843
ssantiamo@abeonatherapeutics.com